Exhibit 99.1

JOINT FILING AGREEMENT

Dated as of February 11, 2008

In accordance with Rule 13d-1(k) under the U.S. Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including any amendments thereto) with respect to the ordinary shares (including any American Depositary Shares, each representing the right to receive four ordinary shares) of Rio Tinto plc, and that this Joint Filing Agreement be included as an Exhibit to such joint filing.  The undersigned acknowledge that (i) each of the undersigned shall be responsible for the timely filing of such statement, and for the completeness and accuracy of the information concerning such person contained therein and (ii) such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in one or more counterparts, and each such counterpart shall be an original but all of which, taken together, shall constitute but one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Joint Filing Agreement as of the date first written above.

ALUMINUM CORPORATION OF CHINA

By:	/s/ XIAO YAQING
Name: Xiao Yaqing
Title: President

ALUMINUM CORPORATION OF CHINA OVERSEAS HOLDINGS LIMITED

By:	/s/ REN XUDONG
Name: Ren Xudong
Title: Chairman

ORIENTAL PROSPECT PTE. LTD.

By:	/s/ WANG WENFU
Name: Wang Wenfu
Title: Director

By:	/s/ ZHAO ZHENGANG
Name: Zhao Zhengang
Title: Director

SHINING PROSPECT PTE. LTD.

By:	/s/ WANG WENFU
Name: Wang Wenfu
Title: Director

By:	/s/ ZHAO ZHENGANG
Name: Zhao Zhengang
Title: Director

ALCOA INC.

By:	/s/ LAWRENCE R. PURTELL
Name: Lawrence R. Purtell
Title: Executive Vice President and
General Counsel